Exhibit 24










                CONSENT OF INDEPENDENT ACCOUNTANTS






We consent to the incorporation by reference in the registration statement of Raytech Corporation and subsidiaries on Form S-8 (File No. 33-42420) of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated March 5, 1999, on our audits of the consolidated financial statements of Raytech Corporation and subsidiaries as of January 3, 1999 and December 28, 1997 and for each of the three fiscal years in the period ended January 3, 1999, which report is included in this Annual Report on Form 10-K.






                                   PRICEWATERHOUSECOOPERS LLP


Stamford, Connecticut
March 25, 1999